Hotel Employees and Restaurant Employees Union, Local 226
1630 S. Commerce Street
Las Vegas, Nevada 89102
1-888-273-4564

      Re:    Contested Proxy Solicitation for Preferred
             Stockholders of Santa Fe Gaming Corp.
             CUSIP #:            801904202
             Record Date:        April 8, 1999
             Meeting Date:       April 30, 1999 Annual Meeting


April 16, 1999

Dear Broker:

        We write to advise you of a contested election for Special Directors of Santa Fe Gaming Corp. This contest concerns Santa Fe Gaming Preferred Shareholders only, and brokers will need instructions from the beneficial owners of these shares.

        Santa Fe has failed to pay cash dividends for the 4th consecutive payment period, giving Preferred Shareholders the right to elect two Special Directors to Santa Fe's board at the April 30, 1999 Annual Meeting.

        Two Independent Nominees, Mr. John M. Bradham and Mr.
Peter J. Siris, have been nominated by preferred shareholders, and are endorsed by the largest preferred shareholder, Hudson Bay
Partners, L.P., who owns 33.6% of the shares.

        The Company has the following financial problems:

* Santa Fe has only had one profitable year since issuing the shares in October 1993,

* It has never paid cash dividends on the preferred shares,

* The Company has an accumulated deficit of $118,817,380 and a stockholders' equity of negative $44,822,732, according to its December 31, 1998 10-Q, and

* The Company consented to the delisting of its preferred and common shares from the AMEX. Trading on the AMEX ceased April 1, 1999.

        The Independent slate will bring crucial independence and experience to Santa Fe's Board. We urge you to advise your clients holding Santa Fe's Preferred Shares to vote for Messrs.
Bradham and Siris on the YELLOW PROXY CARD. For more information, contact me at 1-888-273-4564.

                          Sincerely,


                          Courtney Alexander
                          Research Director



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